Exhibit 11. Statement regarding Computation of Per Share Earnings
(in thousands except per share data)

                                                             Three Months Ended       Nine Months Ended
                                                               September 30,            September 30,
                                                            --------------------     --------------------
                                                              1997        1996         1997        1996
                                                            --------    --------     --------    --------

Net income (loss)........................................   $ 8,148     $  (387)     $23,522     $12,605
                                                            ========    ========     ========    ========

Weighted average number of common shares and equivalents:
      Shares issued .....................................    16,531      16,531       16,531      16,531
      Shares in treasury ................................    (2,727)     (2,348)      (2,618)     (2,079)
      Shares held by the ESOPs which have not been
        committed to be released ........................      (950)     (1,061)        (978)     (1,088)
      Shares issuable pursuant to stock option plans
        less shares assumed repurchased at the
        average market price ............................       995       1,007        1,023         969
                                                            --------    --------     --------    --------

Number of shares for computation of primary
   earnings per share ...................................    13,849      14,129       13,958      14,333

      Net additional shares issuable pursuant to
        stock option plans at period-end market price ...        77          30          122          68
                                                            --------    --------     --------    --------

Number of shares for computation of fully diluted
   earnings per share ...................................    13,926      14,159       14,080      14,401
                                                            ========    ========     ========    ========

Earnings (loss) per share:
   Primary ..............................................   $  0.59     $ (0.03)     $  1.69     $  0.88
                                                            ========    ========     ========    ========

   Fully diluted ........................................   $  0.59     $ (0.03)     $  1.67     $  0.88
                                                            ========    ========     ========    ========





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